UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event):  February 27, 2012

Commission File No. 001-33399

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COMVERGE, INC.
(Exact name of registrant as specified in its charter)

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DELAWARE	22-3543611
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5390 Triangle Parkway, Suite 300
Norcross, Georgia 30092
(Address of Principal Executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (678) 392-4954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

       On February 27, 2012, Mr. Scott B. Ungerer, a Class I director, tendered to the Board of Directors (the “Board) his resignation from the Board of Comverge, Inc. (the “Company”), and Mr. Joseph O’Donnell, a Class II director, informed the Board that he does not intend to stand for reelection to the Board at the Company’s next Annual Meeting of Stockholders. The Board accepted Mr. Ungerer’s resignation, effective February 27, 2012. Mr. Ungerer’s resignation and Mr. O’Donnell’s decision not to stand for reelection are not due to any disagreement with the Company.

Also on February 27, 2012, the Board increased the number of authorized directors on the Board from eight to ten directors, and the Board voted to elect Messrs. David R. Kuzma, James J. Moore, Jr. and Rudolf J. Hoefling (collectively, the “New Directors”) as independent directors to fill vacant positions on the Board effective upon the Board’s acceptance of Mr. Ungerer’s resignation on February 27, 2012.  Messrs. Kuzma and Moore were appointed to fill the two Class I director vacancies, and Mr. Hoefling was appointed to fill the Class II director vacancy, and as such, each shall serve until the next election of their respective classes, subject to the election and qualification of a successor or successors, or until his earlier death, resignation or removal.

The New Directors were elected to the Board in connection with a Settlement and Standstill Agreement among the Company and certain stockholders of the Company party thereto (collectively, the “Ardsley Group”), dated February 27, 2012 (the “Agreement”). Pursuant to the Agreement and in certain cases subject to limitations or exceptions specified in the Agreement, the Ardsley Group agreed not to, among other things, own more than 14.99% of the Company’s outstanding common stock, submit a stockholder proposal or nominate any candidate for election to the Board or oppose candidates nominated by the Board, form a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, solicit proxies or written consents of the stockholders or engage in or conduct any binding or nonbinding referendum with respect to the Common Stock, engage in short sales of the Company’s securities or acquire material assets or businesses of the Company or engage in any other extraordinary transaction with the Company.

In accordance with the Agreement, the New Directors were named to certain committees of the Board as follows: Mr. Hoefling was named to the Nominating and Corporate Governance Committee and the Audit Committee; Mr. Moore was named to the Strategy Committee and the Nominating and Corporate Governance Committee; and Mr. Kuzma was named as Chairman of the Compensation Committee.

Each of the New Directors, as non-employee independent directors, will be compensated in accordance with the Company’s compensation policies for non-employee directors as such policies are adjusted pursuant to the Agreement.

The foregoing description of the Agreement is qualified in its entirety to the Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Except for the Agreement, there is no arrangement or understanding between any of the New Directors and any other person pursuant to which any of the New Directors was elected to the Board. Except for compensation as directors as described above, the New Directors have not engaged in, and are not otherwise connected to, any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. David R. Kuzma, 66, is the former President of Sempra Energy Resources and the Chief Financial Officer/Treasurer of three Fortune 500 companies.  Prior to his tenure at Sempra Energy, Mr. Kuzma was Chief Financial Officer and Treasurer of Enova Corporation, which is the parent company of San Diego Gas & Electric (SDG&E) and several other U.S.-based subsidiaries.  Prior to that, he also served as the Chief Financial Officer and Senior Vice President at Florida Progress Corporation.  Mr. Kuzma began his career as an auditor for Price Waterhouse and is a Certified Public Accountant.

Mr. Rudolf J. Hoefling, 69, is the founder of Globus LLC, an international consulting firm that provides solutions to clients operating in a broad cross-section of the energy industry.   Mr. Hoefling also serves as a consultant for the Project Finance Group of WestLB AG, advising on the commercial and technical aspects of all domestic and international power generation projects.  Prior to founding Globus LLC, Mr. Hoefling spent 20 years at Siemens, where he served as President of Siemens Power Ventures, Inc. from 1991 until his retirement in 1999, and served on the Board of Directors at Siemens Project Ventures GmbH in Germany.   Since September 2004, Mr. Hoefling has also served as a member of the Board of Advisors for Greenwich Energy Investment.

Mr. James J. Moore, Jr., 53, is currently the Chairman of Energy & Power investments at Diamond Castle LLC, a private equity investment firm.  Prior to joining Diamond Castle in 2008, Mr. Moore was the CEO of Catamount Energy Corporation.  Prior to joining Catamount in 2001, Mr. Moore was the Chairman and CEO of American National Power (ANP), one of the largest independent power producers in the United States, and a member of the Board of Directors of International Power Plc, the parent company of ANP.  Mr. Moore was one of the founders of ANP in 1986.  Previously, he served in a variety of legal, business development and executive roles in the energy industry since 1982.

Item 9.01. Financial Statements and Exhibits.

Exhibit
Number	Description

10.1	Settlement and Standstill Agreement, dated February 27, 2012.
99.1	Press Release, dated February 28, 2012 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By:   /s/ R. Blake Young
Name:     R. Blake Young
Title:       President and Chief Executive Officer
Dated:    March 2, 2012

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Settlement and Standstill Agreement, dated February 27, 2012.
99.1	Press Release, dated February 28, 2012 (furnished herewith).